PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is entered into by and between BB FONDS INTERNATIONAL 1 USA, L.P., a Delaware limited partnership ("Seller") and AMERICAN REALTY CAPITAL IV, LLC, a Delaware limited liability company ("Purchaser").

In consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Sale and Purchase. Seller shall sell, convey, and assign to Purchaser, and Purchaser shall purchase and accept from Seller, for the Purchase Price (hereinafter defined) and on and subject to the terms and conditions herein set forth, the following:

a.	the tracts or parcels of land described on Exhibit "A" situated on the City of San Antonio, Bexar County, Texas, together with all rights and interests appurtenant thereto, including all of Seller's right, title, and interest in and to adjacent streets, alleys, rights-of-way, any adjacent strips and gores of real estate, and including all of Seller’s right title and interest in and to all water, oil, gas and other mineral rights and interests (the "Land"), and all improvements located on the Land, including, but not limited to, the retail building(s) commonly known as "San Pedro Crossing" (the "Improvements");

b.	all tangible personal property and fixtures of any kind owned by Seller and attached to or used in connection with the ownership, maintenance, use, leasing, service or operation of the Land or Improvements, including without limitation those items described on Exhibit "B" (the "Personalty");

c.	all of the Landlord's right, title and interest in and to, and obligations under: (i) all leases demising space in the Improvements (collectively, the "Leases" and, individually, a "Lease"), as described in the schedule of the Leases attached hereto as Schedule 1 (hereinafter referred to as the "Lease Schedule"); (ii) all rents prepaid under any of the Leases for any period subsequent to the Closing Date (defined below); and (iii) all security deposits ("Deposits"), made by tenants (collectively, the "Tenants" and, individually, a "Tenant") holding under the Leases, except that the term Deposits shall not include and Seller shall be entitled to retain the amount of any security and other deposits delivered by Tenants that, prior to Closing, Seller has applied pursuant to the provisions of a Tenant’s Lease; and

d.	all of Seller's right, title and interest in and to, and obligations under, all of the following, to the extent assignable: (i) all service, supply or maintenance contracts affecting the Land, Improvements or Personalty (the "Service Contracts"), as described in the schedule of the Service Contracts attached hereto as Schedule 2; provided, that to the extent a Service Contract is not assignable or with respect to

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those Service Contracts Purchaser requests that Seller terminate pursuant to Section 7.c.ii: [a] Seller shall send written notice of termination to the vendor thereunder at Closing; and [b] Purchaser shall be responsible for payment and performance of all obligations arising under such Service Contract during the remaining term of such Service Contract following Closing, (ii) all warranties from third parties (except as provided below) in connection with the Improvements or the Personalty ("Warranties"), (iii) except as provided below, all licenses, permits, government approvals and other land use entitlements held by Seller in connection with the Land, Improvements or Personalty or otherwise benefitting the Land, Improvements or Personalty ("Licenses"), (iv) all telephone exchanges, trade names, including the name "San Pedro Crossing", marks, and other identifying material pertaining to the Land, Improvements or Personalty, (v) all plans, drawings, specifications, surveys, engineering reports, and other technical information in the possession of Seller pertaining to the Land, Improvements or Personalty ("Plans and Specifications"), and (vi) all construction, operating and reciprocal easement agreements affecting the Property.

The items listed in this Section 1 are herein collectively called the "Property". Notwithstanding any provision contained in this Agreement to the contrary, the term "Property" shall not include, and Seller shall not assign or convey to Purchaser at Closing, the following (the "Excluded Property"): (a) any insurance contracts or policies owned or held by Seller in connection with the Property; (b) the existing management contract in connection with the Property, which management contract shall be terminated at or prior to Closing; (c) the computer software program used by Seller and/or Seller’s property manager in connection with the Property; (d) any and all deposits (other than Deposits as described above), cash (except to the extent attributable to prepaid rents under the Leases) and other accounts owned or held by Seller; or (e) any contracts, agreements or information pertaining to the cost of acquiring or developing the Property.

2.	Earnest Money. Within two (2) business days following execution of this Agreement by both parties and as a condition precedent to Seller’s obligations hereunder, Purchaser shall deliver to Chicago Title Insurance Company, 1515 Market Street, Suite 1325, Philadelphia, PA 19102-1930, Attn: Edwin G. Ditlow (the "Escrow Agent"), by check or wire transfer of immediately available funds, a deposit in the amount of $350,000 (the "Initial Earnest Money") which the Escrow Agent shall immediately deposit for collection in an interest-bearing, federally insured account. In the event Purchaser elects to extend the Closing Date as provided in Section 8 below, Purchaser shall deposit with the Escrow Agent additional earnest money in the amount of $350,000 (the "Additional Earnest Money") within one (1) business day after the date of delivery of the Extension Notice (as defined below). The Initial Earnest Money and the Additional Earnest Money (if and when it is deposited by Purchaser with the Escrow Agent) are collectively and individually referred to herein as the "Earnest Money"). Benchmark Title Services, 2000 McKinney Avenue, 4th Floor, Dallas, Texas 75201, Attn: Brian Ficke, (214) 485-8686 (the "Title Company") shall be responsible for the issuance of the Title Commitment and the Title Policy (as such terms are hereinafter defined) and the

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completion of the escrow and closing functions relating to the closing of the sale contemplated by this Agreement (other than the receipt and disbursement of the Earnest Money). In the event Purchaser shall fail to deliver any portion of the Earnest Money as and when required hereunder, or if any Earnest Money check is not honored when presented by the Escrow Agent, or if the Escrow Agent fails to deliver the Earnest Money in accordance with the terms of this Agreement and Purchaser fails to (within two (2) business days after the date that it receives written notice of such delivery failure) instruct the Escrow Agent to deliver the Earnest Money to the party entitled to the same under the terms of this Agreement, Purchaser shall be deemed to be in material default of its obligations hereunder, thereby entitling Seller to terminate this Agreement and to enforce any other remedies for default hereunder. The timely delivery of the Earnest Money as required by this Agreement is an obligation of Purchaser and is a condition to Seller’s obligations hereunder. In the event this Agreement is closed, the Earnest Money shall be applied to the Purchase Price at Closing. In the event this Agreement is not closed, then the Escrow Agent shall disburse the Earnest Money in the manner set forth herein. Concurrently with the execution of this Agreement, Purchaser shall deliver the sum of $100.00 (the "Independent Consideration") to the Escrow Agent as independent consideration for the execution of this Agreement by Seller and Purchaser. The Independent Consideration shall not be refundable to Purchaser and, following receipt by the Escrow Agent, shall be delivered by the Escrow Agent to, and thereafter retained by, Seller.

3.	Purchase Price. The price for which Seller shall sell, convey, and assign the Property to Purchaser, and which Purchaser shall pay to Seller, is Thirty Two Million Seven Hundred Thousand and No/100 Dollars ($32,700,000.00) (the "Purchase Price"). The Purchase Price, subject to other adjustments and prorations provided herein, shall be paid by Purchaser to Seller on the Closing Date by wire transfer of immediately available funds in an amount equal to the Purchase Price. Simultaneously with the delivery of the Purchase Price to Seller, the Escrow Agent shall deliver the Earnest Money to Seller and Purchaser shall receive a credit against the Purchase Price in the amount of the Earnest Money so delivered to Seller.

4.	Delivery of Information.

a.	Due Diligence Materials. Within ten (10) days following the Effective Date, Seller, at its expense, shall deliver or cause to be delivered to Purchaser, or shall make available to Purchaser at the Land or at Seller’s offices, the information identified on Schedule 3 to the extent in the possession or control of Seller and not including any of the Excluded Property. Notwithstanding the delivery of the information identified on Schedule 3, Purchaser acknowledges that any information of any type which Purchaser has received or may receive from Seller, or its agents, is furnished to Purchaser as a courtesy only and on the express condition that Purchaser shall make an independent verification of the accuracy of such information, and, except as provided in Section 7 below, all such information is being furnished without any representation or warranty by Seller as to the truth or accuracy of such information.

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b.	Title Commitment. Within ten (10) days following the Effective Date or as soon thereafter as possible, Seller, at its expense, shall deliver or cause to be delivered to Purchaser a commitment for Title Insurance (the "Title Commitment") from the Title Company, together with copies of all documents referred to in the Title Commitment (the "Title Commitment Documents").

c.	Survey. Within two (2) business days after full execution of this Agreement, Seller shall order for delivery to Purchaser a current ALTA/ASCM survey (the "Survey") of the Property, certified to the Title Company, Seller, Purchaser and Purchaser's lender (to the extent identified to Seller). The Survey may be an update of Seller's existing survey of the Property, provided the Survey, as so updated, constitutes an ALTA/ASCM land title survey in form acceptable to the Title Company for issuance of the Title Policy with the “survey exception” modified to read “shortages in area” only, is dated a current date not earlier than the Effective Date and is certified as of such current date to the Title Company, Seller, Purchaser and Purchaser's lender.

5.	Right of Inspection; Inspection Period; Condition of Property.

a.	Right of Inspection. From the Effective Date to the Closing Date, upon 36 hours' notice to Seller and accompanied by a representative of Seller, to the extent Seller makes a representative of Seller available at the time of Purchaser's inspection, Purchaser and its representatives may inspect, at reasonable hours, the Property, all books, records, leases, contracts, accounting and management reports and other documents or data pertaining to the ownership, operation, or maintenance of the Property; provided, however, Seller shall not be required to provide Purchaser access to and Purchaser shall not be entitled to review any of the Excluded Property or any internal partnership or organizational information or materials of Seller, any memoranda or correspondence among Seller’s personnel or partners or Seller’s lender, or any other proprietary or confidential information. Purchaser shall be entitled to examine the Property’s physical condition, including the right to enter vacant space and upon reasonable notice and the Tenants’ consents, the right to enter leased areas; provided, however, that in conducting its inspection, Purchaser shall not unreasonably interfere with the business of Seller or with the rights of any Tenant. Purchaser shall have the right to contact the Tenants directly and conduct interviews with the Tenants, provided such actions are taken following notice to and in coordination with Seller’s property manager. Purchaser and any of its agents or consultants who desire to enter on to the Property shall have in effect and maintain commercial general liability insurance naming Seller as additional insured, with limits not less than $1,000,000.00 for personal injury, including bodily injury and death, and property damage. Prior to any entry on the Property, Purchaser shall deliver to Seller a certificate of insurance evidencing such coverage, and further evidencing that such coverage may only be terminated or modified upon thirty (30) days prior written notice to Seller. Purchaser shall make all inspections in good faith. Purchaser’s inspections may include a non-

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materially invasive Phase I environmental inspection of the Land, but no Phase II environmental inspection or other materially invasive inspection or sampling of soils or materials, either as part of the Phase I inspection or any other inspection, shall be performed without the prior written consent of Seller, which consent shall be in the discretion of Seller and shall be subject to such conditions and limitations, including such limitations on the scope of work and the consultants who shall perform the work, as Seller may in its discretion require. At Seller’s request, Purchaser shall deliver to Seller copies of any third party prepared environmental report that Purchaser obtains. All inspection fees, appraisal fees, engineering fees and other expenses of any kind incurred by Purchaser relating to the inspection of the Property will be solely Purchaser’s expense. Purchaser agrees to protect, defend, indemnify and hold harmless Seller and Seller’s partners, shareholders, members, affiliates, officers, employees, agents, trustees and beneficiaries (collectively, the "Seller Indemnitees" and their tenants and contractors from and against any and all injuries, losses, liens, claims, judgments, liabilities, costs, expenses or damages (including, without limitation, reasonable attorneys’ fees and court costs) sustained by or threatened against any of them which result from or arise out of the negligence or willful misconduct of Purchaser or its agents or employees during any inspections by Purchaser or its representatives pursuant to this Agreement. Purchaser agrees to return the Property to substantially the same condition in which the Property existed prior to Purchaser’s making any inspection. If Purchaser terminates the Agreement for any reason whatsoever, then Purchaser shall deliver to Seller copies of all third party prepared reports, studies, data, and other information acquired by Purchaser or its representatives from Seller or its representatives in connection with inspections of the Property. The provisions of this paragraph shall survive any termination of or Closing under this Agreement.

b.	Inspection Period. If for any reason, or no reason, Purchaser, in its sole discretion, does not elect to acquire the Property, then Purchaser may terminate this Agreement by delivering to Seller written notice of termination at any time during the period from the Effective Date until the expiration of thirty (30) days following the Effective Date (the "Inspection Period"), in which event, the Earnest Money shall be refunded to Purchaser by the Escrow Agent and, except for obligations of Purchaser which survive termination of this Agreement, the parties shall have no further obligations hereunder. If Purchaser does not timely deliver such termination notice to Seller, Purchaser shall have no further right to terminate this Agreement pursuant to this Section 5.b.

c.	Condition of Property. Purchaser acknowledges that, prior to Closing, Purchaser will have independently and personally inspected the Property and that Purchaser has entered into this Agreement based upon its ability to make such examination and inspection. NOTWITHSTANDING ANY PROVISION CONTAINED IN THIS AGREEMENT TO THE CONTRARY, EXCEPT ONLY FOR THE COVENANTS, REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREMEENT OR THE DOCUMENTS

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DELIVERED BY SELLER AT THE CLLOSING PURSUANT TO SECTION 8 BELOW, PURCHASER, ACKNOWLEDGES THAT PURCHASER IS PURCHASING THE PROPERTY IN "AS-IS, WHERE-IS" CONDITION "WITH ALL FAULTS" AS OF THE CLOSING AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER EXPRESS OR IMPLIED, FROM SELLER OR ANY OF THE SELLER INDEMNITEES AS TO, AND PURCHASER, ON BEHALF OF ITSELF AND ITS SUCCESSORS AND ASSIGNS, INCLUDING, WITHOUT LIMITATION, ANY SUBSEQUENT OWNER OF THE PROPERTY OR ANY PORTION THEREOF, WAIVES ALL CLAIMS AGAINST AND RIGHT TO RECOVER FROM, RELEASES AND AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER AND THE SELLER INDEMNITEES OF AND FROM ANY AND ALL PRESENT OR FUTURE DEMANDS, CLAIMS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, LOSSES, LIABILITIES, DAMAGES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, ARISING FROM OR RELATING TO: (I) THE PROPERTY'S CONDITION, FITNESS FOR ANY PARTICULAR PURPOSES, SUITABILITY, OR MERCHANTABILITY, (II) THE STRUCTURAL INTEGRITY OF AND/OR ANY DEFECTS IN THE IMPROVEMENTS, (III) THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION, DATA, MATERIALS OR CONCLUSIONS CONTAINED IN ANY INFORMATION PROVIDED PURCHASER, (IV) THE FAILURE OF THE PROPERTY TO COMPLY WITH ANY LAWS APPLICABLE TO THE PROPERTY, (V) ANY ENVIRONMENTAL CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OR ALLEGED PRESENCE OF ASBESTOS, RADON OR ANY HAZARDOUS MATERIALS OR HARMFUL OR TOXIC SUBSTANCES IN, ON, UNDER OR ABOUT THE PROPERTY, INCLUDING WITHOUT LIMITATION ANY CLAIMS UNDER OR ON ACCOUNT OF (A) THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980 AND THE TEXAS SOLID WASTE DISPOSAL ACT, AS THE SAME MAY HAVE BEEN OR MAY BE AMENDED FROM TIME TO TIME, AND ANY REGULATIONS PROMULGATED THEREUNDER, (B) ANY ENVIRONMENTAL LAW OR OTHER FEDERAL, STATE OR LOCAL LAW, ORDINANCE, RULE OR REGULATION, NOW OR HEREAFTER IN EFFECT, THAT DEALS WITH OR OTHERWISE IN ANY MANNER RELATES TO, ENVIRONMENTAL MATTERS OF ANY KIND, (C) THIS AGREEMENT, OR (D) THE COMMON LAW, OR (VI) ANY OTHER WARRANTY OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM SELLER OR ANY OTHER PARTY ON BEHALF OF SELLER. PURCHASER SHALL, AT ITS SOLE COST AND EXPENSE, CONDUCT AND RELY EXCLUSIVELY UPON ITS OWN INDEPENDENT INVESTIGATION IN THE EVALUATION OF THE PROPERTY. IF PURCHASER ACQUIRES THE PROPERTY, PURCHASER ASSUMES ALL RISKS RELATING IN ANY MANNER TO THE PROPERTY

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OR ANY DEFECTS THEREIN, IF ANY, OF ANY TYPE OR NATURE WHATSOEVER, AND SHALL BE SOLELY AND COMPLETELY RESPONSIBLE FOR THE PAYMENT OF ALL COSTS AND EXPENSES IN CONNECTION THEREWITH. "Hazardous Materials" as referred to in this Agreement means any hazardous or toxic substances, materials or wastes, including, but not limited to, solid, semi-solid, liquid or gaseous substances which are toxic, ignitable, corrosive, carcinogenic or otherwise harmful or potentially harmful to human, plant or animal health or well-being, and any substances, materials or wastes which are or become regulated under any applicable local, state or federal law. The provisions of this paragraph shall survive any termination of or Closing under this Agreement, and, at Seller’s option, shall be set forth in the deed to be executed and delivered by Seller and Purchaser at Closing.

6.	Title. Purchaser may, at any time prior to the expiration of ten (10) days after receipt of the last of the Title Commitment, the Title Commitment Documents and Survey, but no later than the expiration of the Inspection Period (the "Title Review Period"), object in writing to any liens, encumbrances, and other matters reflected by the Title Commitment or Survey. All such matters to which Purchaser so objects shall be "Non-Permitted Encumbrances". If no such objection is delivered by Purchaser to Seller during the Title Review Period with respect to a matter reflected on the Title Commitment or Survey, such matters as to which no objection was delivered shall be "Permitted Encumbrances". Seller may, but shall not be obligated to, at its cost, cure or otherwise remove all Non-Permitted Encumbrances within ten (10) days after Seller’s receipt of Purchaser’s written objections (such ten (10) day period being referred to herein as the "Cure Period"); provided, however, Seller shall not be required to attempt to cure any of such objections or to incur any expenses in connection therewith. If Seller does not cause or commit in writing to cause all of the Non-Permitted Encumbrances to be removed or cured within the Cure Period, then Purchaser may either (a) terminate this Agreement by delivering written notice to Seller on or prior to the last day of the Inspection Period, or (b) by failing to terminate this Agreement by written notice delivered to Seller on or prior to the last day of the Inspection Period, Purchaser shall be deemed to have waived all of Purchaser’s uncured objections and to have elected to purchase the Property subject to the Non-Permitted Encumbrances and such Non-Permitted Encumbrances shall thereafter be Permitted Encumbrances. It shall be a condition to Purchaser's obligation to close that the Title Company shall issue an Owner's Policy of Title Insurance (Texas Form T-1 (Rev. 2/1/2010)) (the "Owner's Policy") to Purchaser in the amount of the Purchase Price, insuring that Purchaser has good and indefeasible fee simple title to the Property, subject only to the Permitted Encumbrances and showing that all requirements applicable to Seller have been satisfied. The cost of the basic premium for the Owner's Policy shall be paid by Seller and the costs for any endorsements to the Owner's Policy shall be paid by Purchaser.

7.	Representations and Covenants.

a.	Seller’s Representations. Seller hereby represents to Purchaser that:

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i.	Good Standing. Seller is a limited partnership duly organized, validly existing and in good standing in the state of its organization and duly qualified to do business and in good standing in the state where the Property is located with the power to hold and convey the Property.

ii.	Due Authority. Seller has all requisite power and authority to execute and deliver this Agreement and to carry out its obligations hereunder and the transactions contemplated hereby. This Agreement has been, and the documents contemplated hereby will be, duly executed and delivered by Seller and constitute Seller's legal, valid and binding obligation enforceable against Seller in accordance with its terms. The execution of this Agreement and consummation by Seller of the sale of the Property is not in violation of or in conflict with nor does it constitute a default under any term or provision of the organizational documents of Seller, or any of the terms of any agreement or instrument to which Seller is or may be bound.

iii.	Collective Bargaining Agreements and Benefit Plans. No collective bargaining agreements between Seller and any labor organization apply to the operation and/or management of the Property. No pension, retirement, profit-sharing or similar plan or fund, ERISA qualified or otherwise, has been established by Seller in connection with the Property and no liabilities for pension or retirement payments exist in connection therewith.

iv.	Governmental Proceedings. Except as set forth on Schedule 4, to the current actual knowledge of Seller, without investigation or inquiry, there are no pending or threatened material municipal or administrative proceedings with respect to the Property.

v.	[intentionally deleted]

vi.	Leases. Attached hereto as Schedule 1 is the Lease Schedule which, to Seller’s knowledge, identifies all Leases in effect at the Property. To Seller’s knowledge, no material default by a Tenant has occurred under a Lease which is continuing, except as set forth on the Lease Schedule. To Seller’s knowledge, there are no Leases or other tenancies for any space in the Property other than those set forth on the Lease Schedule. Seller has delivered (or will promptly deliver after request by Purchaser), to the extent in Seller's lease files, copies of each Lease (inclusive of all guarantees, amendments, letter agreements, addenda and/or assignments thereof, to the extent in Seller’s lease files) and subleases, if any, and to the extent in Seller’s possession or control, any other agreements between Seller (or any affiliate of Seller) and a Tenant (or any affiliate of a Tenant) described in the Lease Schedule. To Seller's knowledge, Seller' lease files contain true, correct and complete copies of all of the Lease and all

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guarantees, amendments, letter agreements, addenda, assignments and/or subleases thereof or relating thereto.

vii.	Service Contracts. Attached hereto as Schedule 2 is a list of, to Seller’s knowledge, all Service Contracts. To Seller’s knowledge, all amounts due and payable under the Service Contracts have been paid and Seller has not received written notice of default under any of the Service Contracts nor, to Seller's knowledge, are any parties in default under any of the Service Contracts.

viii.	Litigation. Except as set forth on Schedule 4 attached hereto, Seller is not a party to any actions, suits or other proceedings by any person, firm, corporation, Tenant or by any governmental authority arising in connection with the ownership or operation of the Property and, to Seller's knowledge, Seller has not received written notice of any actions, suits or other proceedings that are threatened against or affecting the Property or any part thereof, nor, to Seller’s knowledge, has Seller received written notice of any investigations pending or threatened against or affecting the Property by any governmental authority, which remain unresolved.

ix.	Condemnation Proceedings. Except as set forth on Schedule 4 attached hereto, to Seller’s knowledge, Seller has not received written notice of any pending or threatened (a) eminent domain proceedings affecting the Property, in whole or in part, or (b) action or proceeding to change road patterns or grades which would affect ingress to or egress from the Property.

x.	Parties in Possession. To Seller's knowledge, there are no persons having or asserting any claims for occupancy or possession of the Property, except Seller, the Tenants, as tenants only under the Leases, and parties having rights under the reciprocal easements and other easements appearing in the official public records of the county in which the Land is located (collectively, the “REAs”) affecting the Property, and to Seller’s knowledge, no party has been granted by Seller any license, lease, or other right of possession of the Property, or any part thereof, except the Tenants under the Leases and parties having rights under the REAs.

xi.	FIRPTA. Seller is not a foreign person (as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder).

xii.	[intentionally omitted]

xiii.	Tenant Improvements Costs and Commissions. Except as set forth in the Lease Schedule and this Agreement, to Seller’s knowledge, all bills and claims for labor performed on behalf of Seller and materials furnished to Seller with respect to the Property for all periods prior to the Closing

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Date have been (or prior to the Closing Date will be) paid in full or, if not paid, Purchaser shall receive a credit against the Purchase Price in the amount of all such unpaid bills and/or claims and Purchaser shall be obligated to pay such amount after Closing.

xiv.	Insolvency. Seller is not insolvent or bankrupt. Seller has not commenced (within the meaning of any federal or state bankruptcy law) a voluntary case, consented to the entry of an order for relief against it in an involuntary case, or consented to the appointment of a custodian of it or for all or any substantial part of its property, nor has a court of competent jurisdiction entered an order or decree under any federal or state bankruptcy law that is for relief against Seller in an involuntary case or appointed a custodian of Seller for all or any substantial part of its property.

xv.	Hazardous Materials. Seller has not received any written notice from any governmental authority of the violation of any Environmental Laws (as hereinafter defined). To Seller's knowledge and except as disclosed in any written environmental reports provided by Seller to Purchaser on or before the date that is ten (10) days after the Effective Date: (a) the Property is not in violation of any Environmental Laws, (b) there are no underground storage tanks located on the Property, and (c) no underground storage tanks have been removed from the Property by Seller. "Environmental Laws" means all laws or regulations which relate to the manufacture, processing, distribution, use or storage of Hazardous Materials (as hereinafter defined). "Hazardous Materials" shall mean:

(a) Those substances included within the definitions of "hazardous substances," "hazardous materials," "toxic substances," or "solid waste" in the: Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. § 9601 et. seq., as amended by the Superfund Amendments and Reauthorization Act or any equivalent state or local laws or ordinances; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. § 6901 et. seq., as amended by the Hazardous and Solid Waste Amendments of 1984, or any equivalent state or local laws or ordinances; the Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA"), 7 U.S.C. § 136 et. seq. or any equivalent state or local laws or ordinances; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et. seq.; the Emergency Planning and Community Right-to-Know Act ("EPCRA"), 42 U.S.C. § 11001 et. seq. or any equivalent state or local laws or ordinances; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. § 2601 et. seq. or any equivalent state or local laws or ordinances; or the Occupational Safety and Health Act, 29 U.S.C. § 651 et. seq. or any equivalent state or local laws or ordinances;

(b) Those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto or by the

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Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto);

(c) Any material waste or substance which is (A) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. § 1251 et seq. (33 U.S.C. § 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. § 1317) or (B) radioactive materials; and

(d) These substances included within the definitions of "hazardous substances", "hazardous materials", "toxic substances" or "solid waste" in the Hazardous Waste Management Act of 1978.

xvi.	Taxes. All general real estate taxes, assessments and personal property taxes that have become due and payable with respect to the Property (except for those that will be prorated at Closing) have been paid or will be so paid by Seller prior to or at Closing.

xvii.	Options to Purchase. To Seller’s knowledge, there are no options to purchase or rights of first refusal affecting or relating to the Property.

xviii.	No Other Agreements. Except as specifically described in a separate notice from Seller to Purchaser delivered prior to the Effective Date, or as set forth in this Agreement, no construction agreements or contracts relating to any capital expenditures or repairs relating to the Property have been entered into on behalf of Seller which have not been satisfied and completed, other than ongoing routine repairs and maintenance. Except as may be reflected in the Title Commitment, to Seller’s knowledge, Seller has not entered into any undertakings or commitments with any governmental authority, which require the payment of money or the performance of any duty in connection with the ownership of the Property, except for utility and other services commonly provided to owners of real property. To Seller’s knowledge, there does not exist any obligation to any governmental authority for the performance of any capital improvements or other work to be performed by Seller in or about the Property or donations of monies or land (other than general real estate taxes) which has not been completely performed and paid for.

xix.	Due Diligence Materials. To Seller's knowledge, the due diligence materials delivered to Purchaser pursuant to Section 4.a. are true, correct and complete copies of the items as contained in Seller’s files.

xx.	[Intentionally Deleted].

Subject to the limitations contained in this Agreement, Seller agrees that Purchaser shall be entitled to rely upon the foregoing representations and warranties made by Seller herein as a material inducement to enter into the transactions contemplated hereby and that Purchaser has so relied, it being

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further understood that in electing to proceed to the closing of this transaction, Purchaser shall conduct its own investigations and inspections of the Property and in closing this transaction, Purchaser shall be relying solely upon its own investigations and inspections. The representations of Seller shall survive the Closing for a period of one (1) year (the "Survival Period") and shall not merge into the documents executed by Seller and Purchaser at Closing. When any representation of Seller is made "to Seller’s knowledge" or the like, such representation is made to the current actual knowledge of Eric Horan of Phoenix Property Company and the person signing this Agreement on behalf of Seller, without investigation or inquiry, with the understanding and agreement that such persons shall have no liability under or in connection with this Agreement. The representations of Seller are made as of the Effective Date (but Seller makes no representation that there will not be a change in any of the matters referred to therein between the Effective Date and the date of Closing). In the event Purchaser discovers that any material representation of Seller is not true or correct in any material respect (hereinafter collectively referred to as a "Breach") and such Breach is discovered after the Effective Date but before Closing, Purchaser, as Purchaser’s sole and exclusive remedy, shall be entitled to terminate this Agreement by written notice delivered to Seller within five (5) days after Purchaser first learns of the Breach (unless Seller agrees in Seller’s sole discretion to cure such Breach and/or indemnify Purchaser for all losses and expenses pertaining to such Breach), failing which Purchaser shall be deemed to have waived such Breach and any corresponding right to terminate this Agreement pursuant to this Section and elected to purchase the Property in accordance with the provisions of this Agreement. In the event Purchaser discovers a Breach and such Breach is discovered after the Closing Date, but before the expiration of the Survival Period, Purchaser must give Seller written notice of such Breach (identifying in detail the specific representation or warranty that has been breached and the information obtained by Purchaser that evidences the Breach) and any claim Purchaser may have arising from such Breach prior to the expiration of the Survival Period (the “Breach Notice”). If Seller provides a written notice (a “Dispute Notice”) disputing a Breach that is the subject of a Breach Notice, then the subject Breach Notice shall be void (and claims for the underlying Breach shall be deemed waived) unless Purchaser commences an enforcement action for Purchaser’s claims arising from the subject Breach in a court of competent jurisdiction on or before the date that is ninety (90) days after the date that Seller provides a Dispute Notice to Purchaser. Any claim related to a Breach that Purchaser fails to assert in a Breach Notice prior to the expiration of the Survival Period shall be deemed waived by Purchaser. If Purchaser discovers a Breach during the Survival Period and timely delivers a Breach Notice thereof to Seller, then (subject to the limitations set forth above that may accrue in connection with the issuance of a Dispute Notice) Purchaser shall have the right to thereafter pursue an

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action against Seller for Purchaser's actual, direct damages incurred by Purchaser by reason of such Breach.

b.	Purchaser's Representations and Warranties. Purchaser hereby represents and warrants to Seller that:

i.	Good Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing in the jurisdiction of its organization.

ii.	Due Authority. Purchaser has all requisite power and authority to execute and deliver this Agreement and to carry out its obligations hereunder and the transactions contemplated hereby. This Agreement has been, and the documents contemplated hereby will be, duly executed and delivered by Purchaser and constitute Purchaser’s legal, valid and binding obligation enforceable against Purchaser in accordance with its terms. The consummation by Purchaser of the purchase of the Property is not in violation of or in conflict with nor does it constitute a default under any term or provision of the organizational documents of Purchaser, or any of the terms of any agreement or instrument to which Purchaser is or may be bound, or of any provision of any applicable law, ordinance, rule or regulation of any governmental authority or of any provision of any applicable order, judgment or decree of any court, arbitrator or governmental authority.

iii.	Bankruptcy, Etc. Purchaser has never:

[a]	filed a voluntary petition in bankruptcy;

[b]	been adjudicated a bankrupt or insolvent or filed a petition or action seeking any reorganization, arrangement, recapitalization, readjustment, liquidation, dissolution or similar relief under any Federal bankruptcy act or any other laws;

[c]	sought or acquiesced in the appointment of a trustee, receiver or liquidator of all or any substantial part of its or his properties, personal property or any portion thereof, or

[d]	made an assignment for the benefit of creditors or admitted in writing its or his inability to pay its or his debts generally as the same become due.

Purchaser is not anticipating or contemplating any of the actions set forth in [a] through [d] of this subsection.

c.	Covenants of Seller.

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i.	Operation and Leasing of the Property. Seller agrees, until the Closing, to continue to operate, maintain and repair the Property in Seller's usual and customary manner. From the Effective Date until the end of the Inspection Period, Seller may enter into new leases, use, or occupancy agreements affecting the Property or extend, renew, amend, cancel, or terminate any Leases. Seller shall provide not less than two (2) business days' prior written notice of any such proposed new lease, use or occupancy agreement or proposed extension, renewal, amendment, cancellation or termination of any Lease, to the extent that the subject item requires the written consent, approval or agreement of Seller to be effective. After expiration of the Inspection Period, Seller will not enter into any lease, use, or occupancy agreement affecting any portion of the Property or extend, renew, amend, cancel, or terminate any Leases without the prior written approval of Purchaser, which approval shall not be unreasonably withheld, conditioned, or delayed, and which written approval shall in all cases be given or denied within five (5) days of request therefore, so long as (A) with respect to new leases, such leases are at market rents and terms, and (B) with respect to lease amendments, do not result in an adverse change to the economic terms of such Lease; will not credit or apply any security, utility, or other deposits to any Uncollected Rents (as hereinafter defined), and will comply with all the obligations of the lessor under all such Leases. Further, from the Effective Date until the Closing, Seller will not place any mortgage or other encumbrance on the Property without the prior written approval of Purchaser, which approval shall not be unreasonably withheld, conditioned, or delayed. Seller will pay or cause to be paid prior to Closing all costs and expenses for tenant improvements and commissions becoming due in connection with any Lease executed prior to the Effective Date. Purchaser will credit to Seller at Closing the amount of any tenant improvements and leasing commissions incurred and actually paid by Seller between the Effective Date and Closing Date for any space leased after the Effective Date and assume the obligation to pay any such amounts payable following the Closing. Seller will deliver to Purchaser copies of all default notices and other material notices received from any Tenant.

ii.	Service Contracts. Without Purchaser's prior written consent, Seller agrees not to enter into any Service Contracts prior to the Closing which shall survive the Closing unless same are terminable upon thirty (30) days’ prior written notice without penalty or termination charge. Purchaser may request in writing on or before the expiration of the Inspection Period (but not otherwise) that Seller terminate any Service Contract that can be terminated without penalty upon thirty (30) days' notice, in which event Seller, at Closing, shall send written notice of termination to the vendors under such Service Contracts designated by Purchaser, and Purchaser shall be responsible for payment and performance of all obligations

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under such Service Contracts during the remaining term of such Service Contracts following Closing.

iii.	Insurance Policies. Seller shall, at its own expense, keep and maintain in full force and effect through the Closing, a policy or policies of all risk and general liability insurance covering the Property, from time to time on the Property, against loss or damage by fire, vandalism, malicious mischief, lightning, windstorm, water, accidents, contingent liability and other insurable perils, and rent loss insurance in amounts not less than those in force as of the date hereof.

d.	Tenant Estoppels; SNDAs. Seller agrees to use commercially reasonable efforts to obtain and deliver to Purchaser within the period expiring five (5) business days prior to the Closing Date (the "Estoppel Delivery Period"), estoppel certificates ("Estoppel Certificates") executed by each of the Tenants under the Leases of the Property as of the Effective Date, in the form and substances of the letter attached hereto and made a part hereof as Exhibit "C". Estoppel Certificates that (1) are dated not more than thirty (30) days prior to the Closing Date, (2) have all blanks completed or marked not applicable, as appropriate, (3) have all exhibits completed and attached, as applicable, (4) do not indicate (x) any material discrepancy from the due diligence materials provided by Seller to
Purchaser, (y) any Lease amendment, assignment or subletting that was not previously provided by Seller to Purchaser and which is not reasonably acceptable to Purchaser, or (z) any material and adverse claim or landlord default, and (5) if the Tenant's obligations under the applicable Lease have been guaranteed by another person or entity, also cover such guaranty and are also signed by the guarantor(s) (items (1)-(5) being collectively referred to herein as the "Estoppel Requirements") are herein referred to as the "Tenant Executed Estoppels". In the event that Seller shall not have obtained Tenant Executed Estoppels from all Major Tenants (as hereinafter defined) and from Tenants occupying at least 75% of the total square footage of tenant space within the Property (collectively, the "Required Tenant Executed Estoppels") at the Closing, then Seller shall not be in default under this Agreement and Purchaser, at Purchaser’s option and as Purchaser’s sole and exclusive remedy, shall (a) have the right to terminate this Agreement by delivering written notice of termination to Seller on or before the expiration of three (3) days following the expiration of the Estoppel Delivery Period, in which event the Earnest Money shall be promptly returned to Purchaser by the Escrow Agent, and the parties shall have no further obligations under this Agreement, one to the other, except as otherwise expressly provided in this Agreement, (b) proceed with the Closing, or (c) adjourn the Closing for a period not exceeding thirty (30) days to allow Seller additional time to obtain the Required Tenant Executed Estoppels. Seller agrees to forward each executed Estoppel Certificate received by Seller from a Tenant to Purchaser within three (3) business days after Seller's receipt of same and Purchaser agrees to give written notice to Seller of any deficiency in any Estoppel Certificate within three (3) business days after Purchaser’s receipt of same. If Purchaser elects to proceed

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with the Closing without receiving the Required Tenant Executed Estoppels, then Purchaser shall be deemed to have elected to waive this requirement and shall have no further right to object thereto. For purposes of this Agreement, the term Major Tenant shall be deemed to mean and refer to Toys R Us/Babies R Us, Office Depot, Container Store, Shoe Carnival, Barnes and Noble, Cavender's and Golf Galaxy. In addition to the foregoing, Seller agrees to reasonably cooperate with Purchaser and Purchaser's lender, at no cost or expense to Seller, in seeking to obtain executed subordination, non-disturbance and attornment agreements (the "SNDAs") from the Tenants. Further, Seller agrees that Purchaser and Purchaser's lender shall have the right to deal directly with the Tenants in negotiating and obtaining the execution of the SNDAs, provided such actions are taken following notice to and in coordination with Seller's counsel.

8.	Closing. The closing (the "Closing") of the sale of the Property by Seller to Purchaser shall occur on or before the date that is the earlier to occur of (a) the date that is designated by Purchaser as the closing date in a written notice to Seller delivered not less than five (5) business days prior to such designated closing date, and (b) the date that is thirty (30) days after the expiration of the Inspection Period (as the same may be extended, as provided below, the "Closing Date"), and the closing documents and purchase price shall be held in escrow and delivered pursuant to the escrow instructions of each party through the escrow services of the Title Company (although neither party shall be obligated to be present at the Closing as long as all items required to be delivered by such party at Closing are timely delivered to the Title Company). Purchaser shall have the right to extend the Closing Date (not more than one time) to a date selected by Purchaser that is not later than thirty (30) days after the originally scheduled Closing Date; provided that Purchaser delivers (i) written notice of such extension (the "Extension Notice") to Seller and the Title Company on or before the originally scheduled Closing Date, and (ii) deposits the Additional Earnest Money with the Escrow Agent within one (1) business day after the date of delivery of the Extension Notice. On the Closing Date the following shall occur:

a.	Seller to Deliver. Seller, at its expense, shall deliver or cause to be delivered to Purchaser the following:

i.	A Special Warranty Deed (the "Deed") in the form of Exhibit "D", fully executed and acknowledged by Seller, conveying to Purchaser the Land and Improvements, subject only to the Permitted Encumbrances;

ii.	An Assignment and Assumption of Tenant Leases (the "Assignment of Tenant Leases") in the form of Exhibit "E", fully executed by Seller, assigning, conveying, and transferring all of the Landlord's interest in and to the Leases;

ii.	A Bill of Sale and Assignment (the "Bill of Sale") in the form of Exhibit "F", fully executed and acknowledged by Seller, assigning, conveying, and transferring all of Seller's right, title and interest in and to

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the Property other than the Land and Improvements, to Purchaser, subject only to the Permitted Encumbrances;

iii.	Such affidavits as may be reasonably required by the Title Company, including, without limitation, mechanics' liens, parties in possession and gap affidavits;

iv.	Evidence reasonably satisfactory to the Title Company that the persons executing and delivering the Closing documents on behalf of Seller have full right, power and authority to do so;

v.	A Certificate in the form of Exhibit "G" meeting the requirements of Section 1445 of the Internal Revenue Code of 1986, executed and sworn to by Seller;

vi.	A current tenant rent roll, certified by Seller to be true and correct to Seller's knowledge in all material respects;

vii.	To the extent in Seller’s possession or control, originals (or true and correct copies if originals are not available) of all Leases, including all amendments thereto and the original lease files relating thereto; and

viii.	To the extent not previously delivered by Seller to Purchaser, copies of (a) records and files which are in Seller's possession or control relating to the current operation and maintenance of the Property, including, without limitation, current tax bills, current water, sewer, utility and fuel bills, payroll records, billing records for Tenants, repair and maintenance records and the like which affect or relate to the Property, (b) all documents necessary to conduct 2012 Tenant reconciliations, (c) all architectural and engineering plans and specifications relating to the Property in Seller's possession or control, including the Plans and Specifications, (d) keys to the Property, and (e) all original Leases and Service Contracts, Warranties and Licenses. Seller's obligation to provide the files and materials listed herein shall survive the Closing. Items delivered pursuant to this clause viii shall be delivered without warranty, representation or recourse, except that the same are true copies of the items as contained in Seller’s files.

ix.	The Owner's Policy (as hereinafter defined).

x.	A notice to Tenants in the form set forth on Exhibit "H" attached hereto (the "Tenant Notice Letter"), which will be delivered by Seller to the respective Tenants following Closing.

b.	Purchaser to Deliver. Purchaser, at its expense, shall deliver or cause to be delivered to Seller the following:

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i.	Funds available for immediate credit in Seller's accounts, in the amount of the Purchase Price as specified in Section 3, subject to credit for adjustments and prorations;

ii.	Evidence satisfactory to the Title Company that the person executing the Closing documents on behalf of Purchaser (to the extent applicable) has full right, power, and authority to do so;

iii.	The Assignment of Tenant Leases, Bill of Sale and Tenant Notice Letter, duly executed by Purchaser.

c.	Expenses of Closing. Seller shall pay the cost of the Survey, the base premium for the Owner's Policy, and the cost of releasing all liens, judgments and other encumbrances that are required by Seller to be released under this Agreement and the costs of recording such releases. Purchaser shall pay for all title endorsements, and any deletions, exceptions or other upgraded policy provisions desired by Purchaser in connection with the Owner's Policy. Purchaser shall pay any transfer, documentary, intangible or other taxes or fees in connection with the conveyance of the Property. Seller shall pay all fees for recording the Deed in the real property records of the county in which the Property is located. Purchaser and Seller shall share equally any escrow closing charges. Purchaser and Seller shall each be responsible for their own attorneys' fees and shall respectively pay such other costs in connection with the Closing as is customary in the county in which the Property is located.

d.	Prorations. The following shall be apportioned between Seller and Purchaser as of the close of business on the Closing Date:

i.	all rent and other amounts collected by Seller under or pursuant to the Leases with respect to the month in which the Closing occurs, to be apportioned and retained in accordance with Section 8.e. hereof;

ii.	real estate taxes, assessments, vault charges and taxes, and any other governmental taxes and charges levied or assessed against the Property (collectively, "Property Taxes"), on the basis of the respective periods for which each is assessed or imposed, to be apportioned in accordance with Section 8.f. hereof;

iii.	charges for electricity, gas and any other utilities (collectively, "Utilities") payable to utility companies servicing the Property to be apportioned in Section 8.g. hereof, and transferable utility deposits, if any, shall be transferred to Purchaser, and all transferable deposits which are transferred to Purchaser under utility agreements shall be reimbursed by Purchaser to Seller; and

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iv.	expenses of the Property, including any charges or payments to be paid pursuant to any Service Contract or Lease with respect to the Property to be apportioned in accordance with Section 8.g. hereof.

e.	Rents. Rents and other amounts payable under the Leases shall be apportioned on the basis of the period for which the same is payable and if, as and when collected, as follows:

i.	Rents, common area charges, escalations, and other tenant reimbursements (other than Deposits) payable under the Leases (collectively, the "Rents") for the Property or portions thereof shall be prorated, except that no proration shall be made for Rents not received by Seller as of the Closing Date (hereinafter called the "Uncollected Rents"). During the period after Closing, Purchaser shall deliver to Seller any and all Uncollected Rents accrued but uncollected as of the Closing Date, to the extent subsequently collected by Purchaser, as follows. Amounts collected by Purchaser from Tenants owing Uncollected Rents shall be applied first to current amounts owed by such Tenant and accruing on or after the Closing Date, then to Uncollected Rents owing for the rent period during which the Closing occurred (such amount to be prorated between Purchaser and Seller as provided herein), and then the remainder, if any, to Seller as Uncollected Rents owing prior to the rent period during which the Closing occurred. Percentage rents for each applicable Lease shall be prorated on the basis of the number of days elapsed during the Tenant’s percentage rent period as of the Closing Date and not on the basis of the amount of the Tenant’s sales which accrued during such percentage rent period as of the Closing Date. All Deposits received by Seller from any Tenant under an existing Lease shall be paid over to Purchaser, net of any amounts that have been applied by Seller in accordance with the applicable Lease or returned to the applicable Tenant. Seller shall have no right to pursue the collection of Uncollected Rents which accrued prior to Closing. For a period of one (1) year after Closing, Purchaser shall continue to bill Tenants for Uncollected Rents and use reasonable efforts to collect such Uncollected Rents, provided that in no event shall Purchaser have any obligation to commence any legal proceedings against any Tenant or otherwise pursue any remedies against any such Tenant. Any sums received by Purchaser to which Seller is entitled shall be held for Seller on account of said Uncollected Rents payable to Seller, and Purchaser shall remit to Seller any such sums received by Purchaser to which Seller is entitled within ten (10) business days after receipt thereof. If Seller receives any amounts after the Closing Date which are attributable, in whole or in part, to any period after the Closing Date, Seller shall remit to Purchaser that portion of the moneys so received by Seller to which Purchaser is entitled within ten (10) business days after receipt thereof.

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ii.	Any prepaid Rents shall be retained by Seller and the amount thereof shall be credited to Purchaser at Closing.

f.	Property Taxes.

i.	Property Taxes shall be apportioned on the basis of the fiscal period for which assessed. If the Closing Date shall occur either before an assessment is made or a tax rate is fixed for the tax period in which the Closing Date occurs, the apportionment of such Property Taxes based thereon shall be made at the Closing Date by applying the tax rate for the preceding year to the latest assessed valuation. Purchaser shall provide to Seller written evidence of such assessment and/or tax rate for the current year within thirty (30) days of Purchaser’s receipt of same. The apportionment thereof shall be recalculated and Seller or Purchaser, as the case may be, shall promptly make an appropriate payment to the other based on such recalculation within said thirty (30) day period, provided, however, if either Seller or Purchaser does not notify the other party of any required adjustments pursuant to this Section 8.f. on or prior to December 15 of the year in which Closing occurs, such party shall have no further right to seek or require payment by the other party of any other sums under this Section 8.f.

ii.	Notwithstanding anything contained in this Agreement to the contrary, to the extent any Property Taxes for the year of Closing are payable on an annual basis by any Tenants pursuant to their Leases subsequent to Closing, such Property Taxes will not be prorated and Purchaser shall be entitled to receive all such payments made by such Tenants subsequent to Closing.

g.	Other Expenses and Year-End Adjustments. All other expenses of the Property (other than interest on loans encumbering the Property), including, but not limited to, public utility charges, interest (other than interest on loans or liens encumbering the Property), maintenance charges and service charges, to the extent not required to be paid by Tenants, shall be prorated as of the Closing Date, with the purpose that in general Seller shall pay all expenses relating to the operation of the Property prior to and on the Closing Date, and Purchaser shall pay all expenses relating to the operation of the Property for the period subsequent to the Closing Date. To the extent that information for any such proration is not available at the Closing, the parties shall effect such proration within ninety (90) days after: (i) the end of the calendar year in which the Closing occurs if the Closing occurs in 2012; or (ii) the Closing Date if the Closing occurs in 2013 (the “Reconciliation Date”). Seller shall be entitled to retain any tenant common area maintenance expenses, taxes and insurance paid to Seller prior to Closing, and to the extent the same have not been applied by Seller in payment of applicable costs accruing and becoming payable prior to the Closing, Purchaser will receive a credit at the Closing for such amounts and Purchaser will recognize

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such amounts in the calculation of the amount owed by such tenants for the year in which the Closing occurs. Any tenant common area maintenance expenses, taxes and insurance expenses, to the extent payable on an annual basis by any Tenants pursuant to their Leases subsequent to Closing, will not be adjusted as of the Closing Date, but rather shall be calculated at the time Purchaser calculates year-end adjustments, as set forth below. On or before the Reconciliation Date, Purchaser shall calculate year-end adjustments for the year in which the Closing occurs for common area maintenance expenses, taxes and insurance owed by or to any Tenant under the Leases. If based on such year-end calculations any Tenants owe additional sums to the landlord for their pro rata share of common area maintenance expenses, taxes and insurance under their respective Leases, Purchaser agrees to send to, and use Purchaser's customary efforts to collect from, such Tenants' invoices for those sums owed by such Tenants and attributable to the portion of the annual period including the Closing Date during which Seller owned the Property and remit to Seller any amounts paid by Tenants and received by Purchaser in payment of such amounts. If based on such year-end calculations the landlord owes a refund, credit, or other sums to any one or more Tenants under the Leases for an overpayment of such Tenant’s pro rata share of common area maintenance expenses, taxes and insurance, Seller agrees to pay to Purchaser an amount equal to such refunds, credits or other sums, in the aggregate, owed to such Tenants, which sums are attributable to the portion of the annual period prior to the Closing Date during which Seller owned the Property and which sums Seller either received and retained prior to Closing or for which Seller received a credit at Closing. The provisions of this Section 8.g. shall survive the Closing.

h.	Closing Adjustments. If the computation of the aforementioned apportionments shows that a net amount is owed by Seller to Purchaser, such amount shall be credited against the Purchase Price payable by Purchaser on the Closing Date. If such computation shows that a net amount is owed by Purchaser to Seller, such amount shall be paid to Seller by Purchaser on the Closing Date.

i.	Possession. Upon completion of the Closing, Seller shall deliver to Purchaser possession of the Property, subject only to the rights of Tenants under the Leases and the Permitted Encumbrances.

j.	Container Store. To the extent that the $456,340.00 tenant improvement allowance provided to Container Store under the Third Amendment of its lease has not been fully disbursed, the undisbursed balance shall be credited to Purchaser at Closing and Purchaser shall assume the obligation to pay such balance to such tenant.

k.	Conditions to Obligations to Close. The obligations of Purchaser to consummate the transactions contemplated herein shall be subject to the fulfillment of the following conditions ("Purchaser's Conditions"), any of which may be waived by Purchaser in its sole and absolute discretion:

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i. The representations and warranties of Seller made herein shall be true and correct in all material respects, Seller shall have performed all covenants and agreements made herein and Seller shall have delivered in escrow all of the closing documents required pursuant to Section 8.a. hereof.

ii. Purchaser shall have received the Required Tenant Executed Estoppels.

iii. An unconditional and irrevocable agreement by the Title Company to issue the Owner's Policy (subject only to the satisfaction of conditions that are the obligation of Purchaser under this Agreement).

iv. Seller shall be prepared to deliver of possession of the Property to Purchaser subject only to the Permitted Encumbrances and to the rights of Tenants under the Leases, as tenants only, conditioned only upon the closing and funding of this transaction.

v. As of the Closing Date, no Major Tenant shall have (a) filed a petition in bankruptcy, (b) been adjudicated insolvent or bankrupt, (c) petitioned a court for the appointment of any receiver of or trustee for it or any substantial part of its property, (d) commenced any proceeding under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, (e) become the subject of an involuntary bankruptcy petition, (f) vacated its leased premises, or (g) had its Lease terminated. There shall not have been commenced and be pending against any Tenant any proceeding of the nature described in the first sentence of this subparagraph. No order for relief shall have been entered with respect to any Major Tenant under the Federal Bankruptcy Code.

vi. Seller shall have confirmed to Purchaser that any existing management agreement and/or leasing agreement entered into by Seller with respect to the Property shall have been terminated, conditioned only upon the closing and funding of this transaction.

vii. Seller shall be prepared to assign to Purchaser, without recourse or warranty, any existing warranties for the Property, conditioned upon the closing and funding of this transaction.

In the event Purchaser has performed all of its obligations under this Agreement, including tender of the Purchase Price into escrow in immediately available funds and any of the Purchaser's Conditions shall not be satisfied as of the Closing Date, Purchaser shall give Seller written notice of the conditions that remain unsatisfied and if such conditions remain unsatisfied following three (3) business days after Purchaser’s notice, then Purchaser shall have the right to terminate this Agreement by giving written notice to Seller and receive a return of the Earnest Money, whereupon neither party shall have any further rights or obligations hereunder except for any provisions of this Agreement that expressly survive termination.

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9.	Commissions. If, as and when the Closing occurs, Seller agrees to pay CBRE, Inc. ("Broker") a real estate brokerage commission pursuant to a separate agreement between Seller and Broker. Purchaser and Seller each warrant and represent to the other that it has not dealt or negotiated with any broker in connection with this transaction other than Broker. If Closing and funding do not occur for any reason, including without limitation, the default of either party, no commission shall be earned, due or payable. Each party hereby agrees to indemnify and hold the other party hereto harmless from and against any and all claims, demands, causes of action, loss, costs and expenses (including reasonable attorneys' fees and disbursements, as incurred) or other liability arising from or pertaining to any brokerage commissions, fees, or other compensation, which may be due to such brokers or any other brokers or persons claiming to have dealt with such party in connection with this transaction. Seller advises Purchaser that one or more of the principals in Seller are licensed real estate agents or brokers acting herein for their own account. By Purchaser’s execution hereof, Purchaser acknowledges that Purchaser has been informed that it should obtain in connection with the purchase of the Property either a policy of title insurance or should have an abstract of title to the Property examined by an attorney of its choice.

10.	Destruction, Damage, or Taking Before Closing. If, before Closing, all or any part of the Land, Improvements or Personalty are destroyed or damaged, or become subject to condemnation or eminent domain proceedings (a "damage or taking"), then Seller shall promptly notify Purchaser thereof. In the event of a damage or taking involving a material part of the Land, Improvements or Personalty (a "material damage or taking"), Purchaser may elect to proceed with the Closing (subject to the other provisions of this Agreement) or may terminate this Agreement by delivering written notice thereof to Seller within five (5) business days after Purchaser’s receipt of Seller’s notice respecting the damage, destruction, or taking. If, within five (5) business days of receipt of Seller’s notice respecting such material damage or taking, Purchaser delivers written notice of termination of this Agreement to Seller, this Agreement shall terminate and, except for obligations of Seller and Purchaser which survive termination of this Agreement, the parties shall have no further obligations hereunder. If Purchaser does not timely elect to terminate this Agreement, Purchaser shall have no further right to terminate this Agreement as a result of the damage or taking and in such event, and Seller shall assign to Purchaser at Closing all insurance proceeds or condemnation awards payable as a result of such damage or taking. For the purposes of this Section 10, damage or a taking shall be considered to be "material" if the value of the portion of the Land, Improvements, or Personalty damaged or taken exceeds $500,000.00 in value, or, in the case of a taking, if the portion of the Land, Improvements, or Personalty taken are such that they materially and adversely affect the ability to use the remainder for the purposes for which they are presently used. If the damage or taking is not a material damage or taking, Purchaser shall not be entitled to terminate this Agreement as a result thereof, but at the Closing, Seller shall assign to Purchaser all insurance proceeds or condemnation awards payable as a result of such taking, less Seller’s actual out-of-pocket costs incurred in collecting such insurance proceeds or condemnation awards or in restoring damages resulting from the applicable casualty or condemnation.

PURCHASE AND SALE AGREEMENT - Page 23

11.	Termination and Remedies.

a.	If Purchaser defaults under this Agreement or fails to consummate the purchase of the Property pursuant to this Agreement for any reason other than Seller's failure to perform its obligations hereunder or timely termination hereof pursuant to a right granted to Purchaser in Sections 5.b., 6, 7.a., 10 or 11.c., then Seller, as its sole remedy, may terminate this Agreement by notifying Purchaser thereof, in which event the Escrow Agent shall deliver the Earnest Money to Seller as liquidated damages, whereupon, except for obligations of Purchaser which survive termination of this Agreement, neither Purchaser nor Seller shall have any further rights or obligations hereunder. The provision for payment of liquidated damages has been included because, in the event of a breach by Purchaser, the actual damages to be incurred by Seller can reasonably expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult if not impossible to measure accurately. In addition to the foregoing, Seller shall also be entitled to recover and pursue: (a) all expenses, including reasonable attorneys' fees and litigation costs, incurred in connection with recovering the Earnest Money following a breach hereof by Purchaser; and (b) all rights and remedies available to Seller with respect to any obligation of Purchaser which survives termination of this Agreement.

b.	If Purchaser terminates this Agreement pursuant to Sections 5.b., 6, 7.a., 10 or 11.c., then the Escrow Agent shall return the Earnest Money to Purchaser, whereupon neither party hereto shall have any further rights or obligations hereunder, except for those which survive the termination of this Agreement.

c.	If Seller fails to consummate the sale of the Property pursuant to this Agreement for any reason other than Purchaser’s failure to perform its obligations hereunder in all material respects or termination hereof by Purchaser in accordance with this Agreement, then Purchaser may, as its sole and exclusive remedies therefor: (i) terminate this Agreement by written notice to Seller, in which event the Escrow Agent shall deliver the Earnest Money to Purchaser and neither party hereto shall have any further rights or obligations hereunder, except for those which survive the termination of this Agreement; (ii) enforce specific performance of the obligations of Seller hereunder, or (iii) to the extent specific performance is not available to Purchaser as a result of a willful act or omission of Seller occurring after the Effective Date, Purchaser may recover actual damages (subject to the limitations on Seller’s liability contained herein), but in no event shall Purchaser be entitled to recover any consequential, punitive or speculative damages.

12.	Miscellaneous.

a.	Notices. All notices provided or permitted to be given under this Agreement must be in writing and may be served by depositing same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified

PURCHASE AND SALE AGREEMENT - Page 24

with return receipt requested; by delivering the same to such party by recognized delivery service; by nationally recognized overnight delivery service or by facsimile copy transmission. Notice given in accordance herewith shall be effective upon delivery to the address of the addressee. For purposes of notice, the addresses of the parties shall be as follows:

If to Seller:	BB Fonds International 1 USA, L.P. c/o Phoenix Property Company 5950 Sherry Lane Suite 320 Dallas TX 75225-6585 Attn: Mr. Eric Horan Phone: (214) 880-0350 Fax: (214) 880-0360 email: ehoran@ppc-usa.com

with a copy to:	Robert A. McCulloch Haynes and Boone, LLP 2323 Victory Avenue, Suite 700 Dallas, Texas 75219-7672 Telephone No: (214) 651-5600 Facsimile No: (214) 200-0529 email: robert.mcculloch@haynesboone.com

If to Purchaser:	American Realty Capital IV, LLC 405 Park Avenue, 15th Floor New York, New York 10022 Attn: Mr. Michael Weil Facsimile No: (857) 207-3397 email: mweil@arlcap.com

with a copy to:	American Realty Capital IV, LLC 405 Park Avenue, 15th Floor New York, New York 10022 Attn: Jesse Galloway Facsimile No: (646) 861-7751 email: jgalloway@arlcap.com

with a copy to:	Lincoln Property Company 2000 McKinney Avenue Suite 1000 Dallas, Texas 75201 Attention: Mr. Robert Dozier Facsimile No.: (214) 740-3313 email: rdozier@lpc.com

PURCHASE AND SALE AGREEMENT - Page 25

with a copy to: with a copy to:

Lincoln Property Company

2000 McKinney Avenue

Suite 1000

Dallas, Texas 75201

Attention: Mr. Jeff DeWeese

Facsimile No.: (214) 740-3467

email: jdeweese@lpc.com

William L. Sladek, Esq.

Condon Thornton Sladek Harrell PLLC

8080 Park Lane, Suite 700

Dallas, TX 75231

Telephone No: (214) 691-6310

Facsimile No: (214) 691-6311

email: bsladek@ctshlaw.com

If to Escrow Agent: If to Title Company:

Chicago Title Insurance Company

1515 Market Street

Suite 1325

Philadelphia, PA 19102-1930

Attn: Edwin G. Ditlow

Facsimile No: (215) 732-1203

Email: ditlowe@ctt.com

Benchmark Title Services, LLC

2000 McKinney Avenue

4th Floor

Dallas TX 75201

Attn: Mr. Brian A. Ficke

Phone: (214) 485-8686

Cell: (214) 674-8402

Fax: (214) 485-8698

Email: bficke@bmktitle.com

Either party hereto may change its address for notice by giving three days prior written notice thereof to the other party. Notices may be given by the above-named counsel to a party. Email addresses are included for reference purposes only, and any required notices must be delivered by one of the methods of delivery described above.

b.	Assigns, Beneficiaries.

i.	Except as hereinafter specified, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns. This Agreement is for the sole benefit of Seller and Purchaser, and no third party is intended to be a

PURCHASE AND SALE AGREEMENT - Page 26

beneficiary of this Agreement. Purchaser shall not have the right to transfer or assign its rights under this Agreement to any other party without the express written consent of Seller to be withheld or granted in Seller's sole discretion, except as set forth in the immediately following sentence. Notwithstanding the foregoing, Purchaser shall have the right to assign this Agreement and the rights of Purchaser hereunder to any affiliate of Purchaser without the consent of Seller. For purposes of this Agreement, the term "affiliate" means any entity which is controlled by, under common control with or controls Purchaser. In the event of any such assignment, Purchaser shall promptly furnish to Seller an executed copy of the assignment in which the assignee assumes all of the rights and obligations of Purchaser hereunder. No consent given by Seller to any transfer or assignment of Purchaser's rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of Purchaser's rights or obligations hereunder. Further, without limiting the generality of the foregoing, Purchaser is entering into this Agreement for and on behalf of a special purpose entity owned or controlled by Purchaser (“Approved Assignee”) and intends, and shall have the right, to assign Approved Assignee its rights under this Agreement prior to the Closing. No transfer or assignment in violation of the provisions hereof shall be valid or enforceable.

ii.	Purchaser and Seller acknowledge that either party may wish to structure this transaction as a tax deferred exchange of like-kind property within the meaning of Section 1031 of the Internal Revenue Code. Each party agrees to reasonably cooperate with the other party to effect such an exchange; provided, however, that: (i) the cooperating party shall not be required to acquire or take title to any exchange property; (ii) the cooperating party shall not be required to incur any expense (excluding attorneys' fees) or liability whatsoever in connection with the exchange, including, without limitation, any obligation for the payment of any escrow, title, brokerage or other costs incurred with respect to the exchange; (iii) no substitution of the effectuating party shall release said party from any of its obligations, warranties or representations set forth in this Agreement or from liability for any prior or subsequent default under this Agreement by the effectuating party, its successors, or assigns, which obligations shall continue as the obligations of a principal and not of a surety or guarantor; (iv) the effectuating party shall give the cooperating party at least three (3) days prior notice of the proposed changes required to effect such exchange and the identity of any party to be substituted in the escrow; (v) the effectuating party shall be responsible for preparing all additional agreements, documents and escrow instructions (collectively, the "Exchange Documents") required by the exchange, at its sole cost and expense; and (vi) the effectuating party shall be responsible for making all determinations as to the legal sufficiency, tax considerations and other considerations relating to the proposed exchange, the Exchange Documents and the transactions contemplated thereby, the cooperating

PURCHASE AND SALE AGREEMENT - Page 27

party shall in no event be responsible for, or in any way be deemed to warrant or represent any tax or other consequences of the exchange transaction arising by reason of the cooperating party's performance of the acts required hereby, and in no event shall either party's obligations be in any way subject to or conditioned upon the efficacy of any proposed tax deferred exchange.

c.	Limitation on Liability. Notwithstanding any provision contained in this Agreement or any of the documents to be executed by Seller to Purchaser at Closing (collectively, the "Purchase Documents"): (i) the representations, warranties, indemnities, undertakings, covenants and agreements of Seller (collectively, "Seller’s Undertakings") under this Agreement and the Purchase Documents shall not constitute personal obligations of the officers, directors, employees, agents, trustees, limited partners, members, representatives, stockholders or other principals or representatives of Seller, and no personal liability or personal responsibility of any sort with respect to any of Seller’s Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against any of the officers, directors, employees, agents, trustees, limited partners, members, representatives, shareholders or other principals or representatives of Seller; (ii) the Purchaser’s right of recourse with respect to Seller’s Undertakings shall expire upon the date which is one (1) year following the Closing, (iii) in no event shall Purchaser be entitled to recover any consequential, punitive or speculative damages or lost profits as a result of or in connection with Seller’s Undertakings, it being agreed and understood that any action by Purchaser against Seller in connection with any of Seller’s Undertakings shall be limited to actual, direct damages incurred by Purchaser in connection therewith as limited by clause (iv) below, and (iv) Seller's liability for any and all of Seller’s Undertakings shall be limited to $500,000.00 in the aggregate, and Seller shall have no liability in excess of such amount.

d.	Governing Law. This Agreement shall be governed and construed in accordance with the laws of the state in which the Property is located.

e.	Entire Agreement. This Agreement is the entire agreement between Seller and Purchaser concerning the sale of the Property, and no modification hereof or subsequent agreement relative to the subject matter hereof shall be binding on either party unless reduced to writing and signed by the party to be bound. All Exhibits attached hereto are incorporated herein by this reference for all purposes.

f.	Rule of Construction; No Waiver. Purchaser and Seller acknowledge that each party has reviewed this Agreement and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto. No provision of this Agreement shall be deemed to have been waived by either party unless the waiver is in writing and signed by that party. No custom or practice which may evolve between the Purchaser and Seller during the term of this

PURCHASE AND SALE AGREEMENT - Page 28

Agreement shall be deemed or construed to waive or lessen the right of either of the parties hereto to insist upon strict compliance of the terms of this Agreement.

g.	Confidentiality. Seller and Purchaser agree that, unless required pursuant to a subpoena properly issued by a court of competent jurisdiction or as otherwise may be required by law, neither shall, prior to Closing, with respect to the Property or the terms of this Agreement, or at any time, with respect to financial information concerning the other party hereto, disclose any such information to any third party or parties, except to agents, employees or independent contractors (including, without limitation, attorneys and accountants) advising or assisting Seller or Purchaser with the transaction contemplated hereby, potential or actual investors, potential and actual lenders of all or a portion of the Purchase Price and as otherwise expressly allowed pursuant to the terms and provisions of this Agreement; provided such persons agree to maintain the confidentiality of such information. Seller and Purchaser shall not be required to keep confidential information that (i) is already in the public domain, or (ii) is or generally becomes available to the public other than as a result of a disclosure by a party hereto in violation of this Agreement or another party subject to the confidentiality provisions of this Section. Further, nothing in this Section shall prevent either Seller or Purchaser from disclosing the existence of this Agreement. The provisions of this Section shall survive Closing or termination of this Agreement.

h.	Counterparts. This Agreement may be executed in multiple counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one (1) such counterpart executed by each party hereto in proving the existence, validity or content of this Agreement.

i.	Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

j.	Section Headings. Section headings contained in this Agreement are for convenience only and shall not be considered in interpreting or construing this Agreement.

k.	Words. Within this Agreement, words of any gender shall be held and construed to include any other gender, and words in the singular number shall be held and construed to include the plural, unless the context otherwise requires.

l.	Back Up Contracts. Seller shall have the right during the pendency of this Agreement to negotiate and enter into back up contracts for the sale of the Property.

m.	Rule 3-14 Audit and SEC Filing Requirements. Within nine (9) months after the Closing, Purchaser's auditor may conduct an audit, as may be required of Purchaser pursuant to Rule 3-14 of Securities and Exchange Commission

PURCHASE AND SALE AGREEMENT - Page 29

Regulation S-X (the "Audit"), of the accounting records of the Property for the last complete fiscal year immediately preceding the Closing Date and the stub period through the Closing Date (the "Audit Period"). Seller shall reasonably cooperate with Purchaser's auditor in the conduct of the Audit, but shall not be required to incur any cost, liability or expense, and Purchaser shall advance to Seller its estimated reasonable, out of pocket costs to be incurred in connection with said cooperation. Without limiting the foregoing, (a) Purchaser or its designated independent or other auditor may audit the accounting records of the Property, at Purchaser's expense and, upon Purchaser's prior written request of at least ten (10) business days, Seller shall allow Purchaser's auditors reasonable access to such books and records as are then maintained by Seller in respect to the Property and pertaining to the Audit Period as reasonably necessary to conduct the Audit (but without any specific obligation to maintain any such books and records); and (b) Seller shall use reasonable efforts to provide to Purchaser such existing financial information as may be reasonably required by Purchaser for Purchaser's auditors to conduct the Audit; provided, however, that the ongoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession or control of Seller, at no unreimbursed cost to Seller, and in the format that Seller has from time to time maintained such information, with no obligation to compile such information except other than in the form it then exists. Seller shall provide a letter to Purchaser’s auditors in substantially the form attached hereto as Exhibit "I" or otherwise reasonably acceptable to Seller and Purchaser. All information provided in connection with this Section 12m shall be subject to the confidentiality requirements of Section 12g of this Agreement. Notwithstanding anything to the contrary contained herein, Seller has not and does not warrant the accuracy of its accounting records and Purchaser shall not be entitled to rely upon the same as being true, correct, complete or accurate. Purchaser shall defend, with counsel chosen by Purchaser, indemnify and hold Seller harmless of any and from all loss, cost and expense, including reasonable attorneys' fees, to the extent arising out of the disclosure by Purchaser of any actual or alleged inaccuracies, errors, mistakes, inconsistencies, incompleteness or misrepresentations contained in Seller’s financial statements; provided that the foregoing shall not apply to claims by Purchaser against Seller relating to a Breach. Any public disclosure by Purchaser of financial information containing, or based in any way upon, information contained in Seller’s accounting records shall specifically state that the same were made available to Seller as an accommodation to Seller, without representation, recourse or warranty except that the same were used by Seller in the ownership and operation of the Property and were not relied upon by Purchaser in acquiring the Property and shall not be relied upon by any other person.

n.	Reporting Person. Seller and Purchaser hereby designate the Title Company as the "Reporting Person" for the transaction contemplated by this Agreement for purposes of Section 6045(e) of the Internal Revenue Code and the regulations promulgated thereunder.

PURCHASE AND SALE AGREEMENT - Page 30

o.	Time of Essence. Time is of the essence with respect to this Agreement and each of the obligations of the parties hereunder. However, if the Closing or the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State of Texas, then, and in such event, the Closing or such period shall be extended so that the Closing or the last day of such period falls on the next day which is not a Saturday, Sunday or legal holiday.

p.	Offer and Acceptance. This Agreement constitutes an offer by the first party to execute this Agreement to sell or purchase the Property on the terms and conditions and for the Purchase Price stated herein. Unless sooner terminated or withdrawn by notice in writing to the second party, this offer shall automatically lapse and terminate at 5:00 p.m. on September 14, 2012, unless, prior to such time, the second party has returned to the first party a copy of this Agreement bearing the signature of the second party. The "Effective Date" or any other reference to the date of this Agreement shall mean the date on which this Agreement is signed by Seller, Purchaser, the Escrow Agent and the Title Company, as indicated by their signatures below.

[SIGNATURE PAGE FOLLOWS]

PURCHASE AND SALE AGREEMENT - Page 31

EXECUTED by Seller this 10th day of September, 2012.

SELLER:

BB FONDS INTERNATIONAL 1 USA, L.P., a
Delaware limited partnership

By: BB-Lincoln, Inc.,

a Delaware corporation,

its General Partner

By: /s/ Michael Piontek

Name: Michael Piontek

Title: General Partner, BB Lincoln

EXECUTED by Purchaser this 10th day of September, 2012.

PURCHASER:

AMERICAN REALTY CAPITAL IV, LLC,

a Delaware limited liability company

By: /s/ Edward M. Weil, Jr.

Name: Edward M. Weil, Jr.

Title: President

PURCHASE AND SALE AGREEMENT - Page 32

The Title Company acknowledges receipt of a fully executed copy of this Agreement this 12th day of September, 2012, and agrees to comply with the provisions of this Agreement.

TITLE COMPANY:

BENCHMARK TITLE SERVICES, LLC

By: /s/ Brittney Rogers

Name: Brittney Rogers

Title: Escrow Officer

The Escrow Agent acknowledges receipt of a fully executed copy of this Agreement this 13th day of September, 2012, and agrees to comply with the provisions of this Agreement governing the disposition of the Earnest Money. Escrow Agent hereby confirms that it is qualified to do business in the State of Texas, that Escrow Agent hereby submits to the jurisdiction of the state and federal courts of Texas in connection with any proceeding arising out of or in connection with this Agreement and that proper venue for any proceeding concerning this Agreement or over the Earnest Money shall be in the county and state in which the Land is located or at the location that the Closing of the subject transaction is to occur.

ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY

By: /s/ Edwin G. Ditlow

Name: Edwin G. Ditlow

Title: Vice President

PURCHASE AND SALE AGREEMENT - Page 33

Schedule of Exhibits

Exhibit A - Description of Land

Exhibit B - Description of Personalty

Exhibit C - Form of Tenant Estoppel Certificate

Exhibit D - Form of Special Warranty Deed

Exhibit E Form of Assignment of Tenant Leases

Exhibit F - Form of Bill of Sale and Assignment

Exhibit G - Form of Non-Foreign Certificate

Exhibit H - Form of Tenant Notice Letter

Schedule 1 - Lease Schedule

Schedule 2 - Service Contracts

Schedule 3 - Due Diligence Materials

Schedule 4 - Governmental Proceedings

PURCHASE AND SALE AGREEMENT - Page 34

EXHIBIT "A"

[Description of Land]

EXHIBIT "A", Description of Property – Page 1

EXHIBIT "B"

[Description of Personalty]

None

EXHIBIT "B", Description of Personalty - Page 1

EXHIBIT "C"

TENANT ESTOPPEL CERTIFICATE

san pedro crossing

san antonio, texas

The undersigned ("Tenant") hereby warrants and represents to and agrees with American Realty Capital IV, LLC, and its successors and assigns (the "Purchaser"), the Purchaser's lender and _____________________________, and its successors and assigns (the "Seller") as follows, with the understanding that Purchaser and Seller are relying on such warranties, representations and agreements in connection with Purchaser’s acquisition, the Purchaser's lender's financing and Seller's sale of the shopping center situated in San Antonio, Texas, and commonly known as "San Pedro Crossing" (the "Shopping Center") affected by the Lease (as defined herein below):

1. ____________________ ("Tenant") is the Tenant under that certain lease (the "Lease") dated ____________________, between ____________________, as Lessor or Landlord ("Lessor"), and Tenant, as Tenant, pertaining to that certain premises located at _________________________ (the "Leased Premises") consisting of ________ rentable square feet.

2. The undersigned has accepted and now occupies the premises. The current Lease term will expire on ____________________________ and there are no options to renew the Lease for any additional term or terms (except as indicated following this sentence).

3. The Lease has not been modified, changed, altered or amended in any respect (except as indicated following this sentence) and is the only lease or agreement between the undersigned and the Lessor affecting the premises.

4. No default exists under the terms of the Lease by either Lessor or the undersigned.

5. The undersigned has no claim against the Lessor under the Lease and has no defense or right of offset against collection of rent or other charges accruing under the Lease.

6. The minimum rent per month payable under the Lease for the premises in the amount of $___________________ was last paid on ___________________ for the period from ___________________________ to and including __________________________. No rent has been prepaid for more than one (1) month (except as indicated following this sentence).

7. A security deposit in the amount of $_________________ is being held by Lessor pursuant to the Lease.

8. The Lease does not contain and the undersigned has no outstanding options or rights of first refusal to purchase the premises or any part thereof or the real property of which the premises are a part.

EXHIBIT "C", Tenant Estoppel Certificate – Page 1

9. The identity and address of any guarantor of the Lease is indicated following this sentence.

EXECUTED this ____ day of __________________, 2012.

TENANT:

___________________________________

By:

Printed Name:

Title:

EXHIBIT "C", Tenant Estoppel Certificate – Page 2

EXHIBIT "D"

SPECIAL WARRANTY DEED

THE STATE OF TEXAS	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF BEXAR	§

THAT BB FONDS INTERNATIONAL 1 USA, L.P., a Delaware limited partnership ("Grantor"), for and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration to the undersigned in hand paid by the Grantee herein named, the receipt and sufficiency of which are hereby acknowledged, has GRANTED, SOLD AND CONVEYED, and by these presents does GRANT, SELL AND CONVEY unto ____________________________, a ____________________ ("Grantee"), whose address is _____________________________, the real property situated in Bexar County, Texas described on Exhibit "A" attached hereto and incorporated herein by reference (the "Property"), together with all improvements situated thereon and all of Grantor’s right, title and interest in and to all rights and appurtenances to the Property in anywise belonging.

This conveyance, however, is made and accepted subject to the matters described on Exhibit "B" attached hereto and made a part hereof (the "Permitted Encumbrances"). Grantor warrants that the Property is free from any encumbrances arising by, through or under Grantor other than the Permitted Encumbrances, but does not warrant that the Property is free from any other encumbrances.

TO HAVE AND TO HOLD the Property, together with all and singular the rights and appurtenances thereto in anywise belonging, unto the Grantee and Grantee’s successors and assigns forever, subject to the matters set forth herein; and Grantor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND all and singular the Property unto the Grantee, Grantee’s successors and assigns against every person whomsoever claiming or to claim the same or any part thereof, by, through or under Grantor, but not otherwise.

Ad valorem taxes applicable to the Property have been paid up to, and including the year 2011. Ad valorem taxes applicable to the Property for the year 2012 have been prorated between the Grantor and the Grantee as of the date of this Special Warranty Deed and payment thereof is assumed by Grantee.

GRANTEE ACKNOWLEDGES THAT GRANTEE HAS INDEPENDENTLY AND PERSONALLY INSPECTED THE PROPERTY AND THAT GRANTEE HAS PURCHASED THE PROPERTY BASED UPON SUCH EXAMINATION AND INSPECTION. GRANTEE, ACKNOWLEDGES THAT, EXCEPT AS SET FORTH IN THAT CERTAIN PURCHASE AND SALE AGREEMENT (THE "SALE AGREEMENT"), DATED AUGUST ___, 2012, BETWEEN GRANTOR, AS SELLER, AND AMERICAN REALTY CAPUITAL IV, LLC, AS PURCHASER, WITH RESPECT TO THE PROPERTY, GRANTEE IS PURCHASING THE PROPERTY IN "AS-IS, WHERE-IS" CONDITION "WITH ALL FAULTS" AS OF THE CLOSING AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES,

EXHIBIT "D", Special Warranty Deed - Page 1

REPRESENTATIONS OR GUARANTEES, EITHER EXPRESS OR IMPLIED, FROM THE GRANTOR OR ANY OF GRANTOR’S PARTNERS, SHAREHOLDERS, MEMBERS, AFFILIATES, OFFICERS, EMPLOYEES, AGENTS, TRUSTEES AND BENEFICIARIES (THE "GRANTOR INDEMNITEES") AS TO, AND GRANTEE, ON BEHALF OF ITSELF AND ITS SUCCESSORS AND ASSIGNS, INCLUDING, WITHOUT LIMITATION, ANY SUBSEQUENT OWNER OF THE PROPERTY OR ANY PORTION THEREOF, WAIVES ALL CLAIMS AGAINST AND RIGHT TO RECOVER FROM, RELEASES AND AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS GRANTOR AND THE GRANTOR INDEMNITEES OF AND FROM ANY AND ALL PRESENT OR FUTURE DEMANDS, CLAIMS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, LOSSES, LIABILITIES, DAMAGES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, ARISING FROM OR RELATING TO: (I) THE PROPERTY'S CONDITION, FITNESS FOR ANY PARTICULAR PURPOSES, SUITABILITY, OR MERCHANTABILITY, (II) THE STRUCTURAL INTEGRITY OF AND/OR ANY DEFECTS IN THE IMPROVEMENTS, (III) THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION, DATA, MATERIALS OR CONCLUSIONS CONTAINED IN ANY INFORMATION PROVIDED GRANTEE, (IV) THE FAILURE OF THE PROPERTY TO COMPLY WITH ANY LAWS APPLICABLE TO THE PROPERTY, (V) ANY ENVIRONMENTAL CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OR ALLEGED PRESENCE OF ASBESTOS, RADON OR ANY HAZARDOUS MATERIALS OR HARMFUL OR TOXIC SUBSTANCES IN, ON, UNDER OR ABOUT THE PROPERTY, INCLUDING WITHOUT LIMITATION ANY CLAIMS UNDER OR ON ACCOUNT OF (A) THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS THE SAME MAY HAVE BEEN OR MAY BE AMENDED FROM TIME TO TIME, AND SIMILAR STATE STATUTES, AND ANY REGULATIONS PROMULGATED THEREUNDER, (B) ANY OTHER FEDERAL, STATE OR LOCAL LAW, ORDINANCE, RULE OR REGULATION, NOW OR HEREAFTER IN EFFECT, THAT DEALS WITH OR OTHERWISE IN ANY MANNER RELATES TO, ENVIRONMENTAL MATTERS OF ANY KIND, (C) THIS AGREEMENT, OR (D) THE COMMON LAW, OR (VI) ANY OTHER WARRANTY OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM GRANTOR OR ANY OTHER PARTY ON BEHALF OF GRANTOR. GRANTEE HAS CONDUCTED AND IS RELYING EXCLUSIVELY UPON ITS OWN INDEPENDENT INVESTIGATION IN THE EVALUATION OF THE PROPERTY. GRANTEE ASSUMES ALL RISKS RELATING IN ANY MANNER TO THE PROPERTY OR ANY DEFECTS THEREIN, IF ANY, OF ANY TYPE OR NATURE WHATSOEVER, AND SHALL BE SOLELY AND COMPLETELY RESPONSIBLE FOR THE PAYMENT OF ALL COSTS AND EXPENSES IN CONNECTION THEREWITH. FOR PURPOSES HEREOF, THE TERM "HAZARDOUS MATERIALS" SHALL MEAN ANY SUBSTANCE, CHEMICAL, WASTE OR MATERIAL THAT IS OR BECOMES REGULATED BY ANY FEDERAL, STATE OR LOCAL GOVERNMENTAL AUTHORITY BECAUSE OF ITS TOXICITY, INFECTIOUSNESS, RADIOACTIVITY, EXPLOSIVENESS, IGNITABILITY, CORROSIVENESS OR REACTIVITY, INCLUDING, WITHOUT LIMITATION, ASBESTOS OR ANY SUBSTANCE CONTAINING ASBESTOS, THE GROUP OF COMPOUNDS KNOWN AS POLYCHLORINATED BIPHENYLS, FLAMMABLE EXPLOSIVES, OIL, PETROLEUM OR ANY REFINED PETROLEUM PRODUCT. THE PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE THE

EXHIBIT "D", Special Warranty Deed - Page 2

EXECUTION AND DELIVERY OF THIS SPECIAL WARRANTY DEED AND SHALL CONSTITUTE COVENANTS RUNNING WITH THE LAND AS TO THE PROPERTY BINDING UPON GRANTE, ITS SUCCESSORS AND ASSIGNS, INCLUDING, WITHOUT LIMITATION, ANY SUBSEQUENT OWNER OF THE PROPERTY.

Notwithstanding any provision contained herein to the contrary, it is expressly agreed and understood by and between the parties hereto that any liability of Grantor under this Special Warranty Deed shall be limited as set forth in that Sale Agreement.

EXHIBIT "D", Special Warranty Deed - Page 3

EXECUTED as of the _______ day of _________________, 2012.

GRANTOR:

BB FONDS INTERNATIONAL 1 USA, L.P., a

Delaware limited partnership

By: BB-Lincoln, Inc.,

a Delaware corporation,

its General Partner

By:

Name:

Title:

THE STATE OF TEXAS	§
§
COUNTY OF _________	§

This instrument was acknowledged before me on the _____ day of _________________, 2012, by _____________________, ____________________ of BB Lincoln, Inc., a Delaware corporation, General Partner of BB Fonds International 1 USA, L.P., a Delaware limited partnership, on behalf of said corporation and limited partnership.

NOTARY PUBLIC IN AND FOR
THE STATE OF TEXAS
My Commission Expires:

(Printed Name of Notary)

EXHIBIT "D", Special Warranty Deed - Page 4

EXHIBIT E

ASSIGNMENT AND ASSUMPTION OF TENANT LEASES

THE STATE OF TEXAS	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF BEXAR	§

THIS ASSIGNMENT AND ASSUMPTION OF TENANT LEASES is made and entered into effective as of ______________, 201___ (the "Effective Date"), by and between BB FONDS INTERNATIONAL 1 USA, L.P., a Delaware limited partnership ("Assignor"), and ________________________________, a _____________________________ ("Assignee").

RECITALS

1. Assignor has this day conveyed to Assignee the real property (and improvements thereon) located in San Antonio, Bexar County, Texas, and more fully described in Annex A attached hereto and incorporated herein by reference for all purposes (the "Property").

2. The Property is subject to those leases described in Annex B attached hereto and incorporated herein by reference for all purposes (the "Tenant Leases").

3. Assignor desires to convey the interest of the landlord in, to and under the Tenant Leases to Assignee.

NOW, THEREFORE, for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration paid to Assignor by Assignee, the receipt and sufficiency of which are hereby acknowledged and confessed, Assignor does hereby ASSIGN, TRANSFER, SET-OVER and DELIVER unto Assignee all of the right, title and interest of the landlord in, to and under the Tenant Leases.

TO HAVE AND TO HOLD, all and singular, the interest of the landlord in, to and under the Tenant Leases unto Assignee and Assignee’s successors and assigns forever.

Assignor covenants and agrees to indemnify, save and hold harmless Assignee from and against any and all losses, liabilities, claims, or causes of action existing in favor of or asserted by the tenants under the Tenant Leases arising out of or related to the failure of the landlord under the Tenant Leases to perform any of the obligations of the landlord under the Tenant Leases accruing under the Tenant Leases prior to the date hereof.

Assignee hereby assumes and agrees to perform all of the terms, covenants and conditions required to be performed on the part of the landlord accruing under the Tenant Leases on and after the date hereof, including, but not limited to, the obligation to repay or credit all

EXHIBIT "E", Assignment and Assumption - Page 1

security and prepaid rental deposits, if any, transferred to Assignee by Assignor to the tenants under the Tenant Leases in accordance with the terms thereof.

Assignee covenants and agrees to indemnify, save and hold harmless Assignor from and against any and all losses, liabilities, claims or causes of action existing in favor of or asserted by the tenants under the Tenant Leases arising out of or related to the landlord’s failure to perform any of the obligations of the landlord accruing under the Tenant Leases after the date hereof.

All the covenants, terms and conditions set forth herein shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

This Assignment and Assumption of Tenant Leases may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which, together, shall constitute one and the same instrument.

EXECUTED by Assignor and Assignee as of the Effective Date.

ASSIGNOR:

BB FONDS INTERNATIONAL 1 USA, L.P., a

Delaware limited partnership

By: BB-Lincoln, Inc.,

a Delaware corporation,

its General Partner

By:

Name:

Title:

ASSIGNEE:

____________________________

a __________________________

By:

Name:

Title:

EXHIBIT "E", Assignment and Assumption - Page 2

EXHIBIT F

BILL OF SALE AND ASSIGNMENT

THE STATE OF TEXAS	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF BEXAR	§

THAT BB FONDS INTERNATIONAL 1 USA, L.P., a Delaware limited partnership ("Seller"), for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration to Seller in hand paid by ___________________________, a ___________________________ ("Purchaser"), has Granted, Sold, Assigned, Transferred, Conveyed, and Delivered and does by these presents Grant, Sell, Assign, Transfer, Convey, and Deliver unto the said Purchaser, all of Seller’s right, title and interest in and to the following described properties, rights, and interests arising in connection with that certain real property described in Exhibit "A" attached hereto and incorporated herein by reference (the "Land") and the improvements constructed thereon (the "Improvements"):

a.	all tangible personal property and fixtures of any kind owned by Seller and attached to or used in connection with the ownership, maintenance, use, leasing, service, or operation of the Land or Improvements, including without limitation those items described on Exhibit B (the "Personalty");

b.	all of the Landlord's interest in and to, and obligations under: (i) all leases demising space in the Improvements (collectively, the "Leases" and, individually, a "Lease"); (ii) all rents prepaid under any of the Leases for any period subsequent to the date hereof; and (iii) all security deposits ("Deposits"), made by tenants (collectively, the "Tenants" and, individually, a "Tenant") holding under the Leases, except that the term Deposits shall not include and Seller shall be entitled to retain the amount of any security and other deposits delivered by Tenants that, prior to the date hereof, Seller has applied pursuant to the provisions of a Tenant's Lease; and

c.	all of Seller's right, title and interest in and to, and obligations under, all of the following, to the extent assignable: (i) all service, supply or maintenance contracts affecting the Land, Improvements or Personalty (the "Service Contracts"); provided, that to the extent a Service Contract is not assignable: [a] Seller has sent written notice of termination to the vendor thereunder as of the date hereof; and [b] Purchaser shall be responsible for payment and performance of all obligations arising under such Service Contract during the remaining term of such Service Contract following the date hereof, (ii) all warranties from third parties in connection with the Improvements or the Personalty ("Warranties"), (iii) except as provided below, all licenses, permits, government approvals and other land use entitlements held by Seller in connection with the Land, Improvements or Personalty, or otherwise benefitting the Land, Improvements or Personalty

EXHIBIT "F", Bill of Sale and Assignment - Page 1

("Licenses"), (iv) all telephone exchanges, trade names, marks, and other identifying material pertaining to the Land, Improvements or Personalty, and (v) all plans, drawings, specifications, surveys, engineering reports, and other technical information in the possession of Seller pertaining to the Land, Improvements or Personalty ("Plans and Specifications").

The items listed in this Section 1 are herein collectively called the "Property". Notwithstanding any provision contained in this Agreement to the contrary, the term "Property" shall not include, and Seller is not assigning or conveying to Purchaser, the following (the "Excluded Property"): (a) any insurance contracts or policies owned or held by Seller in connection with the Property; (b) the existing management contract in connection with the Property, which management contract has been terminated; (c) the computer software program used by Seller and/or Seller’s property manager in connection with the Property; (d) any and all deposits (other than Deposits as described above), cash (except to the extent attributable to prepaid rents under the Leases) and other accounts owned or held by Seller; or (e) any contracts, agreements or information pertaining to the cost of acquiring or developing the Property.

TO HAVE AND TO HOLD the Property unto Purchaser, its successors and assigns forever and Seller binds itself and its successors and assigns to forever WARRANT AND DEFEND the assets hereby sold unto Purchaser, its successors and assigns, forever against every person whomsoever lawfully to claim such herein described assets or any part thereof by, through or under Seller, but not otherwise; subject, however, to all matters in existence and affecting title to the Property.

PROVIDED, HOWEVER, THAT IT IS AGREED AND UNDERSTOOD THAT, EXCEPT AS SET FORTH IN THAT CERTAIN PURCHASE AND SALE AGREEMENT DATED AUGUST __, 2012, BETWEEN SELLER AND [ARC IV], THE PROPERTY IS USED, IS SOLD "AS IS" AND WITH ALL FAULTS AND "WHERE IS" AND SELLER EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF FITNESS OR MERCHANTABILITY, QUALITY, DESIGN AND SUITABILITY OF THE ASSETS IN ANY RESPECT OR IN CONNECTION WITH, OR FOR THE PURPOSES AND USES OF, PURCHASER.

It is understood and agreed that, by its execution hereof, Purchaser hereby assumes and agrees to perform all of the terms, covenants and conditions contained in the Service Contracts properly due, owing or performable from and after the date hereof, to discharge any and all such obligations of Seller in the Service Contracts promptly and to indemnify, save and hold harmless Seller from any and all liability, claims or causes of action existing in favor of or asserted by other parties to the Service Contracts, arising out of or relating to Purchaser's failure to perform any of the obligations of Seller under the Service Contracts herein assigned properly due, owing or performable after the date hereof. Seller hereby agrees to indemnify, save and hold harmless Purchaser from any and all liability, claims, or causes of action, loss, cost, or expenses arising out of or relating to Seller's failure to perform any of the obligations of Seller under the Service

EXHIBIT "F", Bill of Sale and Assignment - Page 2

Contracts herein assigned properly due, owing or performable and properly allocable to the period prior to the date hereof.

Notwithstanding any provision contained herein to the contrary, it is expressly agreed and understood by and between the parties hereto that any liability of Seller under this Bill of Sale and Assignment shall be limited as set forth in that certain Purchase and Sale Agreement dated _______, entered into by and between Seller and Purchaser.

EXHIBIT "F", Bill of Sale and Assignment - Page 3

EXECUTED effective as of the _____ day of ____________, 2012.

SELLER:

BB FONDS INTERNATIONAL 1 USA, L.P., a

Delaware limited partnership

By: BB-Lincoln, Inc.,

a Delaware corporation,
its General Partner

By:

Name:

Title:

PURCHASER:

_________________________________,

a _________________________________

By:

Name:

Title:

EXHIBIT "F", Bill of Sale and Assignment - Page 4

THE STATE OF TEXAS	§
§
COUNTY OF _________	§

This instrument was acknowledged before me on the _____ day of _________________, 2012, by _____________________, ____________________ of BB Lincoln, Inc., a Delaware corporation, General Partner of BB Fonds International 1 USA, L.P., a Delaware limited partnership, on behalf of said corporation and limited partnership.

NOTARY PUBLIC IN AND FOR
THE STATE OF TEXAS
My Commission Expires:

(Printed Name of Notary)

THE STATE OF TEXAS	§
§
COUNTY OF _________	§

This instrument was acknowledged before me on the _____ day of _________, 2012, by __________________, _______________ of __________________, a _______________, on behalf of said ______________.

NOTARY PUBLIC IN AND FOR
THE STATE OF TEXAS
My Commission Expires:

(Printed Name of Notary)

EXHIBIT "F", Bill of Sale and Assignment - Page 5

EXHIBIT "G"

NON-FOREIGN CERTIFICATE

Section 1445 of the Internal Revenue Code (the "Code") provides that a transferee of a United States real property interest must withhold tax if the transferor is a "Foreign Person" as defined by the Code. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform _______________________, a _________________ (the "Purchaser"), that withholding of tax is not required upon the disposition of a United States real property interest by BB FONDS INTERNATIONAL 1 USA, L.P., a Delaware limited partnership (the "Seller"), the undersigned hereby certifies to Purchaser the following on behalf of Seller:

1. Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as all of those terms are defined in the Code and the Income Tax Regulations promulgated thereunder) for purposes of United States income taxation;

2. Seller is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii);

3. Transferor's U.S. employer identification number is ; and

4. Transferor's office address is .

Transferor understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

BB FONDS INTERNATIONAL 1 USA, L.P.,

a Delaware limited partnership

By: BB-Lincoln, Inc.,

a Delaware corporation,

its General Partner

By:

Name:

Title:

Date:

EXHIBIT "G", Nonforeign Certificate - Page 1

EXHIBIT "H"

TENANT NOTICE LETTER

[Date]

_____________________
_____________________
_____________________
_____________________

Re:	Suite/Space No. ______, in the shopping center known as San Pedro Crossing, located in San Antonio, Bexar County, Texas (the "Shopping Center")

Gentlemen:

Please be advised that effective as of the date hereof, the Shopping Center has been sold by BB FONDS INTERNATIONAL 1 USA, L.P., a Delaware limited partnership ("Seller") to ________________________________, a ___________________________ ("Purchaser"). Purchaser has assumed Seller's obligations under the leases executed by each of you as tenant from and after the date hereof, including without limitation, any obligation Seller may have to return to you in accordance with the provisions of your lease the security deposit in the amount of $________ held by Seller. All future rental payments, including payments for any and all statements on hand, should be made payable to_____________ and delivered or mailed to the office of Purchaser at:

________________________________

________________________________

________________________________

________________________________

________________________________

If you have any questions, please contact the Purchaser.

SELLER:

BB FONDS INTERNATIONAL 1 USA, L.P., a

Delaware limited partnership

By: BB-Lincoln, Inc.,

a Delaware corporation,

its General Partner

By:

Name:

Title:

EXHIBIT "H", Tenant Notice – Page 1

PURCHASER:

_________________________________,

a _________________________________

By:

Name:

Title:

EXHIBIT "H", Tenant Notice – Page 2

EXHIBIT "I"

AUDIT LETTER

[Date]

[Address of Buyer’s Auditor]

We are providing this letter as an informational accommodation in connection with your audit of the statement of revenues and certain expenses (the “Statement”) of                 (the “Property”) for the period from                             to                             .

We confirm, to our actual, current knowledge, without any duty of inquiry or investigation, the following representation made to you during your audit:

1. The Statement referred to above was prepared consistent with Seller’s customary practices used in owning and operating the Property, but is otherwise without representation, recourse or warranty. Seller has not and does not warrant the accuracy of its accounting records and Auditor shall not be entitled to rely upon the same as being true, correct, complete or accurate.

2. Any public disclosure by Auditor of financial information containing, or based in any way upon, information contained in Seller’s accounting records shall specifically state that the same were made available to Auditor as an accommodation to AMERICAN REALTY CAPITAL IV, LLC, a Delaware limited liability company, without representation, recourse or warranty except that the same were used by Seller in the ownership and operation of the Property and were not relied upon by Purchaser in acquiring the Property and shall not be relied upon by any other person.

3. Except as indicated in the Statement or in this Letter, we have no actual, current knowledge of any fraud affecting the operations of the Property that had a material effect on the accuracy of the Statement.

Date executed: ______________, 2012

SELLER:

BB FONDS INTERNATIONAL 1 USA, L.P., a

Delaware limited partnership

By: BB-Lincoln, Inc., a Delaware corporation,

its General Partner

By: _________________________

Name: _______________________

Title: _______________________

SCHEDULE 1

LEASE SCHEDULE

Actual or Potential Defaults:

1.	Office Depot of Texas, L.P., was provided a tenant improvement allowance pursuant to Section 3 of its lease that was conditioned upon the tenant’s timely satisfaction of certain conditions set forth in Section 3.1(d) of its lease. The tenant did not fully and timely satisfy the conditions set forth in Section 3.1(d) of the lease, but proceeded to offset the tenant allowance amount against Fixed Rent payable under the lease.
2.	Debi’s Floral and Bridal has failed to replenish a security deposit.

SCHEDULE 2

SERVICE CONTRACTS

SCHEDULE 3

DUE DILIGENCE MATERIALS

Copies of the following materials, to the extent they exist, relate to the Property and are in the actual possession or control of Seller, shall be delivered to Purchaser, without representation, recourse or warranty, except that, to the knowledge of Seller, the same are correct copies of the items as they exist in Seller’s files:

Tenant Information

1.	Current Rent Roll

2.	Tenant Leases/Ground Leases/REAs

3.	Schedule of Security Deposits

Property Information

1.	Current Site/Building Plans

2.	Existing ALTA Survey

3.	All Certificates of Occupancy

4.	Current Architectural plans (to be made available to Purchaser at Seller's office)

5.	Plans and Specifications for Original Development of Property (to be made available to Purchaser at Seller's office)

6.	Plans and Specifications for Major Capital Repairs or Tenant Improvements (to be made available to Purchaser at Seller's office)

7.	Engineering Drawings (to be made available to Purchaser at Seller's office)

8.	Current Zoning Information

9.	Current Real Estate Tax Information

10.	Warranties at the Property

11.	Current Construction Agreements

12.	Current list of Personalty owned by Seller

Property Reports

1.	Most recent Environmental Report

2.	Most recent Geotechnical Reports

3.	Most recent Boring Logs

4.	Most recent Soils Reports

5.	Most recent Utility Reports

Property Operations

1.	Historical operating statements for 2010, 2011 and year to date

2.	Current Annual Operating Budget

3.	Current Account Receivables

4.	Current Delinquency Report

5.	CAM/RE Tax Reconciliation (most recent)

6.	Current Tenant CAM and Tax Invoices

7.	Current Prepaid Rent Report (with delinquent report)

8.	Insurance Certificates for Tenants and Seller

9.	Schedule of Pending Insurance Claims

10.	Real Estate Tax Bills and Receipts

11.	Service Contracts - elevator, trash disposal, security, music, exterior landscaping, interior plant maintenance, cleaning, janitorial, postage meter, fire alarm, etc.

12.	Schedule of Outstanding Tenant Improvement Costs and Leasing Commissions

13.	Tenant Ledgers

Leasing/Marketing

1.	List of all Current Lease Deals (proposals/correspondence/approvals)

2.	Current Leasing Report

Legal

1.	List of all Current/Pending Litigation

SCHEDULE 4

GOVERNMENTAL PROCEEDINGS

None

Schedule 4